Exhibit 10.2

EXECUTION VERSION

TWELFTH AMENDMENT TO CREDIT AGREEMENT

This TWELFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of March 22, 2012, among GASCO ENERGY, INC. (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors (the “Guarantors”), the LENDERS party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (“Administrative Agent”).  Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of March 29, 2006 (as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders desire to amend the Credit Agreement as provided herein upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Guarantors, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1.                         Amendments to Credit Agreement.  Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 3 of this Amendment, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1 effective as of the date Borrower satisfies the conditions set forth in Section 3 of this Amendment.

1.1                               Additional Definitions. The following definitions shall be and they hereby are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Twelfth Amendment Effective Date” means March 22, 2012.

“Wapiti Development Agreement” means that certain Development Agreement, dated as of March 22, 2012, among Gasco Production and Wapiti Oil & Gas II, L.L.C.

“Wapiti Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of February 23, 2012, among Gasco Production, as seller, and Wapiti Oil & Gas II, L.L.C., as buyer.

“Wapiti Sale Conditions” means with respect to the sale of the Wapiti Sale Properties, the collective reference to the following conditions: (a) at the time of and immediately after giving effect to such sale, (i) no Default or Event of

TWELFTH AMENDMENT TO CREDIT AGREEMENT

Default shall have occurred and be continuing and (ii) no Borrowing Base Deficiency shall exist, (b) the sale of the Wapiti Sale Properties is consummated on or prior to March 29, 2012, (c) the sale of the Wapiti Sale Properties is consummated pursuant to and in accordance with the Wapiti Sale Transaction Documents without waiver or amendment of any material term or condition thereof not otherwise consented to by the Administrative Agent, (d) the consideration received in respect of the sale of the Wapiti Sale Properties shall be equal to or greater than the fair market value of the Wapiti Sale Properties (as reasonably determined by the board of directors of the Borrower, and if requested by the Administrative Agent or the Required Lenders, the Borrower shall deliver a certificate certifying to that effect), (e) the amount of cash consideration received from such sale shall be greater than or equal to the amount necessary to comply with clause (f) below, (f) on the date the Borrower or any other Credit Party receives the Net Cash Proceeds from the sale of the Wapiti Sale Properties, the Borrower shall use such Net Cash Proceeds to repay all outstanding Loans and accrued and unpaid interest and fees (including attorney’s fees to the extent invoiced prior to the consummation of such sale) owing by the Borrower under the Credit Agreement at such time (it being understood that any Net Cash Proceeds in excess of such amount may be used by the Borrower for general corporate purposes), and (g) upon the consummation of the sale of the Wapiti Sale Properties, the Aggregate Commitment and the Borrowing Base are automatically reduced pursuant to Sections 2.02(e) and 3.05(c), respectively.

“Wapiti Sale Effective Date” means the date that each of the Wapiti Sale Conditions have been satisfied and the Administrative Agent has received an officer’s certificate executed by a senior officer of the Borrower certifying that each of the Wapiti Sale Conditions have been satisfied.

“Wapiti Sale Properties” means (a) an undivided fifty percent (50%) interest in those certain Oil and Gas Interests and related assets of Gasco Production located in Duchesne and Uintah Counties, Utah and more particularly described as the “Assets” in the Wapiti Purchase Agreement as in effect on the Twelfth Amendment Effective Date and (b) the “Wapiti Non-Producing Interests” as defined in the Wapiti Development Agreement as in effect on the Twelfth Amendment Effective Date.

“Wapiti Sale Transaction Documents” means the collective reference to the Wapiti Purchase Agreement and the Wapiti Development Agreement.

1.2                               Amended Definitions. The following definitions in Section 1.01 of the Credit Agreement shall be and they hereby are amended and restated in their respective entireties to read as follows:

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Wapiti Sale Effective Date and the date of termination of the Aggregate Commitment.

“Maturity Date” means March 29, 2012; provided that if the Wapiti Sale Effective Date has occurred on or prior to March 29, 2012, “Maturity Date” shall mean June 29, 2012.

1.3                               Termination and Reduction of the Aggregate Commitment. Section 2.02 of the Credit Agreement shall be and it hereby is amended by adding a new clause (e) to the end thereof to read as follows:

(e)                                  Notwithstanding anything to the contrary contained in this Agreement and at the request of the Borrower pursuant to Section 2.02(c), on the Wapiti Sale Effective Date, the Aggregate Commitment then in effect shall automatically be reduced to $25,195.25 and the Commitment of each Lender shall be proportionately reduced based on such Lender’s Applicable Percentage.

1.4                               Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. Section 2.05(b) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed (x) at any time prior to the Wapiti Sale Effective Date, $10,000,000 and (y) from and after the Wapiti Sale Effective Date, $25,195.25 and (ii) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment.  Notwithstanding the foregoing, the Issuing Bank shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder, unless the Borrower cash collateralizes each Defaulting Lender’s portion of all then outstanding LC Exposure (calculated after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit) with respect to such Letter of Credit in accordance with the procedures set forth in Section 2.05(j).

1.5                               Mandatory and Optional Borrowing Base Reductions. Section 3.05 of the Credit Agreement shall be and it hereby is amended by (a) renumbering clause (c) thereof as clause (d), (b) deleting the reference to Section 3.05(c) located in clause (ii) of the proviso of the new clause (d) and substituting in lieu thereof “Section 3.05(d)” and (c) adding a new clause (c) to Section 3.05 to read as follows:

(c) Notwithstanding anything to the contrary contained in this Agreement (including Section 2.02(d)) and at the request of the Borrower pursuant to Section 3.05(d), on the Wapiti Sale Effective Date, the Borrowing Base then in effect shall automatically be reduced to $25,195.25 and shall remain at such amount until termination or expiration of the Aggregate Commitment and payment in full of all Obligations.  For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, each of the Credit Parties, the Administrative Agent and the Lenders hereby acknowledges and agrees that after giving effect to the automatic reduction of the Borrowing Base contained in this Section 3.05(c) on the Wapiti Sale Effective Date, the Lenders shall have no obligation or requirement to further redetermine the Borrowing Base in accordance with the terms of Article III or otherwise.

1.6                               Fundamental Changes. Section 7.03(a) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(a)                                 The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or any of its Borrowing Base Properties or any of the Equity Interests of any Restricted Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, the Borrower or any Restricted Subsidiary may sell Hydrocarbons produced from its Oil and Gas Interests in the ordinary course of business and, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary, (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary, (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) the Borrower or any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of the Borrower or any of its Restricted Subsidiaries or that is being replaced by equipment of comparable value and utility, (vi) subject to Section 2.10(b), the Borrower or any Restricted Subsidiary may sell, transfer, lease, exchange, abandon or otherwise dispose of Borrowing Base Properties with a value not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries taken as a whole, 5% of the Borrowing Base between Scheduled Redeterminations, (vii) with the prior written consent of Required Lenders and subject to Section 2.10(b), the Borrower or any Restricted Subsidiary may sell, transfer, lease, exchange, abandon or otherwise dispose of Borrowing Base Properties not otherwise permitted pursuant to the foregoing clause (vi), (viii) the Borrower may sell the Gathering System Properties, the Salt Water Disposal Properties and the Rocovich Properties and promptly after the consummation of each such sale the Administrative Agent shall deliver to the Borrower documents releasing the Liens of the Lenders on the applicable properties; provided that, with respect to this clause (viii), (A) each such sale is consummated in accordance with an asset purchase or similar agreement in form and substance acceptable to the Administrative Agent, without any waiver or amendment of any material term thereof not otherwise consented to by the Administrative Agent, (B) the gross proceeds received by the Borrower upon consummation of the sale of (I) the Gathering System Properties shall not be less than $18,500,000, (II) the Salt Water Disposal Properties shall not be less than $4,500,000 and (III) the Rocovich Properties shall not be less than $1,250,000, and (C) upon the consummation of the sale of (I) the Gathering System Properties, the Borrower shall cause cash proceeds of such sale in an amount equal to $15,000,000 to be delivered directly to the Administrative Agent, (II) the Salt Water Disposal Properties, the Borrower shall cause cash proceeds of such sale in an amount equal to $2,750,000 to be delivered directly to the Administrative Agent and (III) the Rocovich Properties, the Borrower shall cause cash proceeds of such sale in an amount equal to $1,250,000 to be delivered directly to the Administrative Agent, in each case, for application to the Obligations in accordance with Section 2.10, and (ix) so long as each of the Wapiti Sale Conditions are satisfied, the Borrower may sell the Wapiti Sale Properties.  For purposes of the foregoing clause (vi), the value of any Oil and Gas Interests included in the Borrowing Base Properties shall be the Engineered Value of such Oil and Gas Interests and the value of all other Oil and Gas Interests shall be the value which would be assigned to such Oil and Gas Interests using the same methodology, assumptions and discount rates used to determine the Engineered Value of the Borrowing Base Properties as of the most recent Redetermination.  In addition, for purposes of determining compliance with clause (vi) of this Section with respect to any exchange of Oil and Gas Interests, the value of such exchange shall be the net reduction, if any, in Engineered Value realized or resulting from such exchange.

1.7                               Schedules. Schedule 2.01 of the Credit Agreement shall be and it hereby is amended and restated in its entirety and replaced with Schedule 2.01 attached hereto.

SECTION 2.                         Departing Lenders and Reallocation of Commitments.  The Lenders have agreed among themselves to reallocate their respective Commitments, and to, among other things, permit Guaranty Bank and Trust Company (the “Departing Lender”) to assign all of its rights and obligations as a Lender under the Credit Agreement to the other Lenders and to no longer be a party to the Credit Agreement.  Each of the Administrative Agent and the Borrower hereby consent to (i) the reallocation of the Commitments and (ii) the Departing Lender’s

assignment of its rights, interests, liabilities and obligations under the Credit Agreement to the other Lenders.  On the date this Amendment becomes effective and after giving effect to such reallocation and assignment of the Aggregate Commitment, the Commitment of the Departing Lender shall terminate and the Commitment of each Lender shall be as set forth on Schedule 2.01 of this Amendment.  Each Lender hereby consents to the Commitments set forth on Schedule 2.01 of this Amendment.  The reallocation of the Aggregate Commitment among the Lenders, including the assignment by the Departing Lender of all of its respective rights, interests, liabilities and obligations under the Credit Agreement to the other Lenders, shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit A to the Credit Agreement as if the Lenders, including the Departing Lender, had executed an Assignment and Assumption with respect to such reallocation; provided that in connection with such reallocation, the Departing Lender shall receive on the date this Amendment becomes effective payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it under the Credit Agreement and the other Loan Documents.  The Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 11.04(b)(ii)(C) of the Credit Agreement with respect to the assignments and reallocations contemplated by this Section 2.  To the extent requested by any Lender, including the Departing Lender, and in accordance with Section 2.15 of the Credit Agreement, the Borrower shall pay to such Lender, within the time period prescribed by Section 2.15 of the Credit Agreement, any amounts required to be paid by the Borrower under Section 2.15 of the Credit Agreement in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 2.

SECTION 3.                         Conditions. The amendments to the Credit Agreement contained in Section 1 of this Amendment shall be effective upon the satisfaction of each of the conditions set forth in this Section 3.

3.1                               Execution and Delivery. Each Credit Party, the Lenders and the Administrative Agent shall have executed and delivered this Amendment and any other required document, all in form and substance satisfactory to Administrative Agent.

3.2                               No Default.  No Default shall have occurred and be continuing or shall result from the effectiveness of this Amendment.

3.3                               Departing Lender. The Borrower shall have paid to the Administrative Agent, for the benefit of the Departing Lender, all accrued and unpaid interest and other fees (including, without limitation, any amounts required to be paid by the Borrower under Section 2.15 of the Credit Agreement) due and payable to the Departing Lender under the Credit Agreement and the other Loan Documents.

3.4                               Other Documents.  The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request prior to the date hereof, and all such documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.                         Representations and Warranties of the Credit Parties.  To induce the Lenders to enter into this Amendment, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:

4.1                               Reaffirmation of Representations and Warranties/Further Assurances.  After giving effect to the amendments herein, each representation and warranty of such Credit Party contained in the Credit Agreement or in any other Loan Document is true and correct in all material respects on the date hereof (except to the extent such representations and warranties relate solely to an earlier date, in which case, such representations and warranties are true and correct as of such earlier date).

4.2                               Corporate Authority; No Conflicts.  The execution, delivery and performance by such Credit Party of this Amendment and all documents, instruments and agreements contemplated herein are within such Credit Party’s corporate or other organizational powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon such Credit Party or result in the creation or imposition of any Lien upon any of the assets of such Credit Party except for Liens permitted under Section 7.02 of the Credit Agreement.

4.3                               Enforceability.  This Amendment constitutes the valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

4.4                               No Default.  As of the date hereof, both before and immediately after giving effect to this Amendment, no Default has occurred and is continuing.

SECTION 5.                         Miscellaneous.

5.1                               Reaffirmation of Loan Documents and Liens.  Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect and are hereby in all respects ratified and confirmed by each Credit Party.  Each Credit Party hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of any Credit Party under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof.

5.2                               Parties in Interest.  All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.3                               Legal Expenses.  Each Credit Party hereby agrees to pay all reasonable fees and expenses of special counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

5.4                               Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

5.5                               Complete Agreement.  THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6                               Headings.  The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

5.7                               Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of Texas.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Twelfth Amendment to Credit Agreement to be duly executed as of the date first above written.

BORROWER:

GASCO ENERGY, INC.

By:	/s/ Peggy Herald
	Name:	Peggy Herald
	Title:	Vice President & Treasurer

GUARANTORS:

GASCO PRODUCTION COMPANY

By:	/s/ Peggy Herald
	Name:	Peggy Herald
	Title:	Vice President & Treasurer

RIVERBEND GAS GATHERING, LLC

By:	Gasco Energy, Inc.
Its Managing Member

By:	/s/ Peggy Herald
	Name:	Peggy Herald
	Title:	Vice President & Treasurer

MYTON OILFIELD RENTALS, LLC

By:	Gasco Energy, Inc.
Its Managing Member

By:	/s/ Peggy Herald
	Name:	Peggy Herald
	Title:	Vice President & Treasurer

SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent,

By:	/s/ Geraldine King
Name:	Geraldine King
Title:	Special Credit Senior Asset Manager

SIGNATURE PAGE

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Twelfth Amendment Effective Date, it is no longer a party to the Credit Agreement.

GUARANTY BANK AND TRUST COMPANY, as a Departing Lender (and solely with respect to Section 2 of this Amendment)

By:	/s/ Gail J Nofsinger
Name:	Gail J Nofsinger
Title:	President

SIGNATURE PAGE

SCHEDULE 2.01

Applicable Percentages and Commitments

Lender	Title	Applicable Percentage	Commitment(1)	Commitment(2)
JPMorgan Chase Bank, N.A.	Administrative Agent and a Lender	100.00%	$13,000,000.00	$25,195.25
TOTAL		100.00%	$13,000,000.00	$25,195.25

(1)         As of the Twelfth Amendment Effective Date, as such amount may be (a) reduced from time to time pursuant to Section 2.02 of the Credit Agreement, (b) reduced or increased from time to time as a result of changes in the Borrowing Base pursuant to Article III of the Credit Agreement, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04 of the Credit Agreement.

(2)         As of the date the Wapiti Sale Conditions are satisfied and the Aggregate Commitment and Borrowing Base are reduced pursuant to Sections 2.02(e) and 3.05(c) of the Credit Agreement, respectively, as such amount may be (a) reduced from time to time pursuant to Section 2.02 of the Credit Agreement, or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04 of the Credit Agreement.